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                                                      Exhibit 2


                        [PRESS RELEASE]


          Consolidated Natural Gas Board of Directors
                Adopts Shareholder Rights Plan


          PITTSBURGH, November 13, 1995 -- Consolidated Natural Gas Company announced today that its board of directors has adopted a shareholder rights plan designed to ensure that all shareholders receive fair and equal treatment in the event of a proposed takeover.

          If the plan is approved by the Securities and Exchange Commission, CNG will join over 1,700 American public companies, including more than half the Fortune 500 companies, who have adopted shareholder rights plans.

          The board said the plan was adopted as part of its fiduciary responsibility to the shareholders, and is not in response to any specific effort to acquire control of CNG. The board of directors is not aware of any such effort.

          "Putting in place a good plan that properly protects our shareholders' interests is good housekeeping by our board of directors," said George A. Davidson, Jr., CNG's chairman and chief executive officer. "It is especially appropriate in light of the changing environment in the utility industry today."

          After SEC approval under the Public Utility Holding Company Act, CNG will distribute to its shareholders, as a dividend, the right to purchase additional shares of stock exercisable only if a person or group were to acquire, or announce a tender or exchange offer that would result in the acquisition of, 10 percent or more of CNG's outstanding common stock. The rights would expire in 10 years. Details of the plan would be mailed to all shareholders at the time of the dividend.

          As of September 30, 1995, there were 93,366,470 shares of CNG common stock outstanding. CNG's stock is widely held. It has over 40,000 registered stockholders, including over 285 institutions, and no individual or institution holds more than 2 percent of its stock. Over 7,000 employees and retirees hold about 13.5 percent of the stock through various benefit and stock ownership plans.





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          CNG is one of the nation's largest producers, trans-
porters, distributors and marketers of natural gas, and offers a variety of energy marketing services throughout North Amer-ica. The company's natural gas transmission and distribution operations serve customers in Ohio, Pennsylvania, Virginia, West Virginia, New York and other states in the Northeast and Mid-Atlantic regions. CNG explores for and produces natural gas and oil in the United States and Canada.














































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